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September 18, 2008

Board of Directors Stifel Financial Corp. 501 N. Broadway St. Louis, Missouri 63102

Re:       Stifel Financial Corp.

Ladies and Gentlemen:

We have acted as special counsel to Stifel Financial Corp., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-147515), and the Prospectus Supplement (the "Prospectus Supplement") filed with the Securities and Exchange Commission (the "SEC") on September 18, 2008, relating to 722,586 shares (the "Shares") of Company common stock, par value $0.15 per share (the "Common Stock") issuable on the exercise of certain warrants issued by the Company (the "Warrants"), which are to be offered by the selling stockholder named in the Prospectus Supplement.  All capitalized terms which are defined in the Prospectus Supplement shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)   the Certificate of Incorporation of the Company, as amended;

(2)   the Restated Bylaws of the Company; and

(3)   the Registration Statement.

Bryan Cave LLP

September 18, 2008

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company and of the selling stockholder named in the Prospectus Supplement, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, upon the issuance and delivery of the Shares upon the exercise of the Warrants and the receipt by the Company of all consideration therefor in accordance with the terms thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K, incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP